CONTRATO DE COMPRAVENTA	PURCHASE AGREEMENT
El presente contrato de compraventa (el "Contrato") se celebra el 18 de mayo de 2019, entre **ONE WORLD PHARMA S.A.S.** (el "Comprador") sociedad comercial, identificada con NIT 901.098.493-7, representada en este acto por **JUAN FERNANDO RIBERO TRUJILLO**, mayor de edad, identificado como aparece al pie de su firma, actuando en su calidad de Presidente, y **PHARMA INDIGENA MISAK MANASR S.A.S.** (el "Vendedor"), sociedad comercial identificada con NIT 901.261.839-1, representada en este acto por **JORGE EDGAR YALANDA TOMBE** mayor de edad, identificado como aparece al pie de su firma, actuando en su calidad de representante legal (el Vendedor conjuntamente con el Comprador, las "Partes") han decidido celebrar el presente Contrato de compraventa previas las siguientes:	This agreement ("Agreement") is entered into as of May 18, 2019, by and between **ONE WORLD PHARMA S.A.S.** ("Buyer"), a company incorporated under the laws of Colombia, with tax identification number 901.098.493-7, represented in this agreement by **JUAN FERNANDO RIBERO TRUJILLO**, of legal age, identified as it appears below its signature, who acts in his capacity as President and **PHARMA INDIGENA MISAK MANASR S.A.S.**, company incorporated under the laws of Colombia, with tax identification number 901.261.839-1, represented in this document by **JORGE EDGAR YALANDA TOMBE** of legal age, identified as it appears below its signature, who acts in his capacity of legal representative (the "Seller" and jointly with the Buyer, the "Parties") have decided to enter into this trading Agreement previous the following
CONSIDERACIONES:	**CONSIDERATIONS**
A. Que el presente Contrato se desarrolla dentro del marco conceptual y la normatividad contemplada en la ley 1787 de 2016 ("Ley 1787"), el decreto 613 de 2017 del Ministerio de Justicia y el Ministerio de Salud y Protección Social ("Decreto 613") y la resolución 579 del 8 de agosto de 2017 del Ministerio de Justicia ("Resolución 579"), sobre la protección a los pequeños y medianos cultivadores, productores y comercializadores nacionales de cannabis medicinal, especialmente a las comunidades campesinas, y los pueblos y comunidades indígenas.	A. This Agreement is performed under the regulatory framework and the rules of law 1787 of 2016 ("Law 1787"), decree 613 of 2017 of the Ministry of Justice and the Ministry of Health ("Decree 613") and resolution 579 from August 8, 2017 from the Ministry of Justice and law ("Resolution 579"), in order to protect the small and medium national farmers, producers and sellers medicinal cannabis, especially the farmers and the indigenous communities.
B. Que mediante la Resolución 1087 del 26 de diciembre de 2017, el Ministerio de Justicia y del Derecho le otorgó licencia de uso de semillas para siembra al Comprador.	B. By means of resolution 1087 from December 26, 2017, the Ministry of Justice issued the use of seeds for sowing license in favor of the Buyer.
C. Que mediante la Resolución 1088 del 26 de diciembre de 2017, el Ministerio de Justicia y del Derecho le otorgó licencia para el cultivo de plantas de cannabis no psicoactivo al Comprador.	C. By means of resolution 1088 from December 26, 2017, the Ministry of Justice issued the cultivation and grow of non-psychoactive license in favor of the Buyer.

D. Que el Vendedor está conformado por Indígenas del pueblo Misak, por tanto son vinculantes los derechos de los Pueblos Indígenas enmarcados en la constitución política de 1991 y la declaración Universal de los Pueblos indígenas de la ONU	D. Seller is an entity conformed by indigenous people of the Misak tribe, and consequently the rights of Indigenous People included within the Political Constitution of 1991 and the Universal Declaration of Indigenous People of ONU.
En consideración a las promesas y compromisos mutuos contemplados en el presente Contrato, las partes acuerdan las siguientes	Due to the foregoing and the obligations set forth in this Agreement, the Parties agree on the following
CLÁUSULAS	**CLAUSES**
PRIMERA. DEFINICIONES. Para todos los efectos del presente Contrato, el Comprador y el Vendedor adoptan las definiciones contenidas en el Capítulo 1, artículo 2.8.11.1.3. del Decreto 613. Cualquier término en mayúscula en el Contrato tendrá el significado descrito en el Decreto 613.	**FIRST. DEFINITIONS.** For purposes of this Agreement, Seller and Buyer are going to use the definitions included in Chapter 1, article 2.8.11.1.3 of Decree 613. Any capitalized term in this Agreement is going to have the meaning described in Decree 613.
SEGUNDA. OBJETO DEL CONTRATO. El objeto del presente Contrato es la compra y venta de flor seca de cannabis no psicoactivo para uso médico científicos, semillas y grano (los "Productos") a cambio del precio pactado en la cláusula cuarta de este Contrato. Dicha compraventa estará sujeta a que el Vendedor obtenga la correspondiente licencia de cultivo de cannabis no psicoactivo ante el Ministerio de Justicia y del Derecho, para lo cual deberá enviar una copia de la respectiva resolución al Comprador.	**SECOND. PURPOSE OF THE AGREEMENT**. The purpose of this agreement is the purchase and sale of non-psychoactive cannabis dry flowers for medicinal and scientific research purposes, seeds and grain (the "Products") in exchange of the price set forth in this Agreement in clause fourth. Such purchase and sale will be subject to the obtention by the Seller of the cultivation and grow of non-psychoactive cannabis license before the Ministry of Justice and Law, for which the Seller shall deliver a copy of the relevant resolution to Buyer.
TERCERA. AREAS DE CULTIVO. El Vendedor tendrá su cultivo en la siguiente ubicación:	**THIRD. CULTIVATION AREAS.** The Seller is going to have its cultivation in the following location:
Departamento del Cauca, Municipio de Popayán- vereda Morinda vía a Tetilla, 3 Kilómetros de la ciudad de Popayán y Vereda Sachacoco Finca San Ignacio -Timbio – Cauca. Con un área total de 16 hectáreas con 4.959 mts2.	Cauca Department, Municipality of Popayan, vereda Morinda vía a Tetilla, 3 kilometers from Popayán city and trail Sachacoco Finca San Ignacio -Timbio – Cauca. with a total area of 16 hectares with 4.959 mts2.
Los Productos se sembrarán bajo cubierta, con riego por cinta o goteo, nunca aspersión, usando	The Products will be planted under cover, with irrigation by tape or drip, never spraying, using pest control of organic or natural origin, without

control de plagas de origen orgánico o natural, sin fertilización química que propicie la acumulación de nitratos y residuos en las sumidades floridas. La utilización de cualquier otro tipo de control de plagas o fertilizantes tiene que ser solicitada por escrito por el Vendedor y autorizada también por escrito por el comprador, previamente a su utilización. Los costos para construir y mantener la infraestructura antes descrita, así como los costos de todos los insumos para el cultivo, serán asumidos por el Vendedor.	chemical fertilization that promotes the accumulation of nitrates and residues in the tops flowery. The use of any other type of pest or fertilizer control must be requested in writing by the Seller and authorized in writing by the buyer, prior to its use. The costs to build and maintain the infrastructure described above, as well as the costs of all the inputs for the crop, will be borne by the Seller.
El Vendedor deberá acogerse a los protocolos de seguridad para los cultivadores para garantizar la calidad de la flor.	In accordance with article 2.8.11.10.3. of Decree 613 of 2017, the Seller must abide by the security protocols for small and medium growers designed by the Ministry of Justice.
CUARTA. PRECIOS. El Comprador venderá al Vendedor las semillas o esquejes, según el caso, necesarias para cultivar los Productos a un precio que será determinado por las Partes de conformidad con las condiciones de mercado y el cual será pagadero en (a) los 10 días siguientes a la fecha de recibo y aceptación de la cosecha por parte del Comprador o (b) dentro del año siguiente a la entrega de las semillas del Comprador al Vendedor, lo que ocurra primero.	**FOURTH. PRICE**. The Buyer will sell to the Seller the seeds or cuttings, as the case may be, required to grow the Products for a price that will be determined based on market conditions and that is going to be payable in (a) the following 10 days after the harvest is received and accepted by Buyer or (b) within the following 6 months after the Buyer has delivered the seeds to the Sellers, whichever occurs first.
Una vez el Vendedor entregue la respectiva cosecha al Comprador, el valor de cada cosecha se definirá entre las partes, de conformidad con los precios del mercado y con base en la calidad en concentración de CBD presentes en las unidades floridas. A modo de ejemplo de la metodología sobre cómo se construiría la tabla de precios se incluye el anexo 1	Once the Seller delivers the harvest to the Buyer, the price of each crop is going to be determined in accordance with the market conditions and based on the CBD present in the respective crop. As an illustrative example see Annex 1
Lo anterior, siempre que dichos Productos cumplan con los estándares de calidad establecidos por el Comprador.	The foregoing provided that such Products meet the quality standards set forth by the Buyer.
Para efectos de determinar las concentraciones de CBD en los Productos, se tomará una muestra de la respectiva cosecha y la misma será enviada a un laboratorio acreditado internacionalmente y/o un laboratorio acreditado en Colombia con técnicas validas según requerimientos y estándares internacionales para tales efectos y el costo del análisis de la muestra por el	In order to determine the concentration of CBD in the Products, a sample of the respective harvest will be taken and it will be sent to a laboratory internationally accredited for such purposes, and the cost of the analysis of the sample by the laboratory as well as the value of the sample will be assumed by the Seller. The

laboratorio, así como el valor de la muestra será asumido por las partes. Las Partes acuerdan que el tiempo que tome llevar a cabo el análisis debe garantizar la no afectación del ciclo del cultivo.	Parties agree that during time required to effect the analysis the crop if not going to be affected.
QUINTA. PLAN DE CULTIVO. El Vendedor se compromete a adoptar el plan de cultivo que para tal fin el Comprador le entregue y el cual deberá contener el cronograma de trabajo, los procedimientos agrícolas que serán implementados en el área de cultivo y la cantidad estimada de semilla para siembra y de plantas de cannabis que serán cultivadas.	**FIFTH. CULTIVATION PLAN.** The Seller agrees to adopt the cultivation plan that for such purpose Buyer delivers to it and which must contain the work schedule, the agricultural procedures that will be implemented in the cultivation area and the estimated amount of seeds required for planting and cannabis plants that will be grown.
Para efectos de la presente cláusula, deberán quedar plenamente determinados los insumos agrícolas y los sustratos por utilizar y los términos de su aplicación los cuales serán definidos por el Comprador para garantizar la trazabilidad y homogeneidad del cultivo. El Vendedor asumirá todos los costos y gastos asociados con la adquisición de dichos insumos y sustratos.	For the purposes of this clause, the agricultural inputs and the substrates to be used and the terms of their application must be fully determined which shall be defined by the Buyer in order to guarantee the traceability and homogeneity of the crop. Seller will assume all the costs and expenses related to the acquisition of such inputs and substrates.
SEXTA. PROCEDENCIA DE LAS SEMILLAS PARA SIEMBRA. Las semillas o esquejes para siembra serán suministradas por el Comprador como plantas germinadas de 6 hojas, de la variedad o hibrido seleccionada por el Comprador. El nombre y características técnicas de las variedades suministradas serán especificadas al momento de la entrega.	**SIXTH. ORIGIN OF THE SEEDS FOR SOWING**. The seeds or cuttings for sowing will be supplied by the Buyer as germinated plants of 6 leaves, of the variety or hybrid selected by the Buyer. The name and technical characteristics of the varieties supplied will be specified at the time of delivery.
En el caso de las semillas o esquejes serán feminizadas.	
El Comprador entregará semillas o esquejes al Vendedor para su cuidado y custodia y respecto de las cuales el Vendedor se obliga a entregar al comprador todo el producto de la respectiva cosecha, junto con los registros y análisis de causas de las pérdidas de semillas, esquejes y plantas.	The Buyer will deliver seeds or cuttings to the Seller for their care and custody and for which the Seller is obliged to deliver to the buyer all the product of the respective harvest, together with the records and analysis of causes of the losses of seeds, cuttings and plants.
De igual forma, el Vendedor se obliga a utilizar las semillas entregadas por el Comprador única y exclusivamente para el cumplimiento del objeto del presente Contrato. Cualquier uso no autorizado de las semillas dará lugar a la	

imposición de la cláusula penal señalada en la cláusula 25 de este Contrato.

SÉPTIMA. TECNICAS Y PROCEDIMIENTOS PARA EL CULTIVO Y RECOLECCION DE LAS SUMIDADES FLORIDAS, SEMILLAS Y GRANO. El Comprador realizará capacitaciones periódicas en los temas de manejo del cultivo y el Vendedor deberá asistir a las capacitaciones programadas por el Comprador donde se le instruirá sobre las siguientes actividades:

- Técnicas de cultivo, cosecha y postcosecha
- Manejo de PH del agua, medición de pH, corrección de pH
- Conductividad eléctrica del agua y la solución fertilizante
- Promoción y formación de raíces
- Podas de formación
- Fertilización de crecimiento
- Identificación de flores Macho hembras y Hermafroditas.
- Control biológico y orgánico de plagas y enfermedades
- Fertilización de plantas en floración
- Punto de maduración de sumidades floridas
- Limpieza de exceso de sales precosecha.

Capacitación por agrónomo titulado.

Se deja expresa constancia que todas las indicaciones hechas en las capacitaciones serán de obligatorio cumplimiento para el Vendedor.

OCTAVA. CONTROL DE CANABINOIDES. El control de los cannabinoides, se determinará por medio de metodologías analíticas validadas para definir el contenido de tetrahidrocannabinol (THC), cannabidiol (CBD) y cannabinol (CBN) en toda cosecha de cannabis y en cada lote de derivado que el Vendedor produzca.

La sociedad Digipath Labs S.A.S. será quien ejercerá el control señalado anteriormente, debiendo documentar en un protocolo las metodologías que sean utilizadas para tal fin, incluyendo, pero sin limitarse a la curva de calibración, su límite de detección, límite de cuantificación y demás parámetros conforme a la práctica de la química analítica y de

Likewise, the Seller undertakes the obligation to use the seeds delivered by the Buyer solely and exclusively for the fulfillment of the purpose of this Agreement. Any unauthorized use of the seeds will result in the imposition of the penalty clause indicated in clause 25th of this Agreement.

SEVENTH. TECHNIQUES AND PROCEDURES FOR THE CULTIVATION AND COLLECTION OF FLORID SUMMS, SEEDS AND GRAIN. The Buyer will carry out periodic training in the topics of crop management and the Seller will be obliged to attend the training scheduled by the Buyer where he will be instructed on the following activities:

- Techniques to include per/post-harvest.
- Water pH management, pH measurement, pH correction
- Electrical conductivity of water and fertilizer solution
- Promotion and formation of roots
- Training pruning
- Fertilization of growth
- Identification of male female flowers and Hermaphrodites.
- Biological and organic control of pests and diseases
- Fertilization of flowering plants
- Maturity point to flowering tops
- Cleaning of excess pre-harvest salts

It is expressly stated that all the indications made in the training will be mandatory for the Seller.

EIGHT. CANNABINOID CONTROL. The control of cannabinoids will be determined by means of validated analytical methodologies to define the content of tetrahydrocannabinol (THC), cannabidiol (CBD) and cannabinol (CBN) in every cannabis harvest and in each batch of derivatives that the Seller produces.

The company Digipath Labs S.A.S. will be the entity in charge of exercising the control indicated above, undertaking the obligation to

conformidad con el Artículo 2.8.11.2.1.11. del decreto 613/17 del Ministerio de Salud y Protección Social. Dicho protocolo se entregará una vez se vaya a realizar el control de cannabinoides de cultivo.

Son causales de rechazo del grano o producto generado por el Vendedor, cualquiera de las siguientes:

- Si el análisis contiene metales pesados o pesticidas;
- Si el análisis contiene residuos de pesticidas órganos fosforados, órganos clorados o carbamatos;
- Si el análisis contiene residuos de microorganismos como *Escherichi -coli*, Salmonella, *rhizhopus*, *aspergillus* entre otros.

El Comprador garantizara el adecuado almacenamiento y transporte de la flor dentro del tiempo de análisis de laboratorio de cannabinoides.

NOVENA. ENTREGA Y CALIDAD. El Vendedor entregará el Producto dentro de los 3 días calendario siguientes a los que el control de cannabinoides haya sido realizado y aprobado por DigipathLabs S.A.S.

Para efectos de la entrega, el producto de cada cultivo deberá cumplir con los estándares de calidad que para tal fin acuerden las Partes, una vez el Vendedor haya obtenido la licencia de cultivo de cannabis no psicoactivo.

La entrega será realizada por cuenta y riesgo del Vendedor en el municipio de Popayán.
El comprador brindara al vendedor los protocolos de transporte.

En el caso de que el Producto haya sido rechazado, en los términos y condiciones de la cláusula 8, el Comprador no recibirá el Producto, lo cual no generará ninguna obligación de compra, pago o compensación para con el Vendedor. En cualquier caso, el Vendedor responderá por el valor de las semillas o esquejes y se lo pagará al Comprador

document the methodologies used for that purpose in a protocol, including but not limited to the calibration curve, its limit of detection, limit of quantification and other parameters according to the practice of analytical chemistry, and according to Article 2.8.11.2.1.11. of decree 613/17 of The Ministry of Health and Social Security. Such protocol shall be delivered once the cannabinoid control is going to be effected.

Rejection of the grain or product generated by the Seller is caused by any of the following:

- If the analysis contains heavy metals or pesticides;
- If the analysis contains pesticide residues, phosphorus organs, chlorinated organs or carbamates;
- If the analysis contains residues of microorganisms such as Escherichiacoli, Salmonella, rhizhopus, aspergillus, among others.

Seller guarantees that it will appropriately storage and transport the batch during the cannabinoid control test.

NINTH. DELIVERY AND QUALITY. The Seller will deliver the Product within the 3 calendar days following which the control of cannabinoids has been carried out and approved by Digipath Labs S.A.S.

For delivery purposes, the Product must comply with the quality and presentation standards set forth by the Parties once the Seller has obtained the cultivation and grow of non – psychoactive license.

The delivery will be at Popayan municipality at the account and risk of Seller.

In the event that the Product is rejected, in the terms and conditions set forth in clause 8, the Buyer will not receive the Product and it will not

en los términos fijados en este Contrato. En este caso, el Vendedor está obligado, además, a no comercializar el producto para la extracción de aceites medicinales.	generate any obligation of purchase, payment or compensation to the Seller. In any case the Seller will respond for the value of the seeds or cuttings and will pay it to the Buyer in the terms and conditions set forth herein. In this event, the Seller will not to commercialize the Product for extraction of medicinal oils.
Si el producto no alcanza el nivel mínimo de contenido de CBD, o 10%, el Comprador tendrá el derecho preferente para comprar dicho cultivo. Si el Comprador no ejerce el derecho de preferencia de inmediato, el Vendedor notificará al Comprador de cualquier oferta que reciba para permitirle al Comprador ejercer un nuevo derecho de preferencia. Si el producto excede el contenido de THC y comienza a ser considerado como psicoactivo, el vendedor se compromete a seguir las normas legales al respecto, para la disposición del mismo.	If the product does not reach the minimum level of contents of CBD, or 10%, the Buyer will have the first option to buy it. If the Buyer does not exercise the right of preference immediately, the Seller must notify the Buyer of any offer it receives in order to enable the Buyer to exercise a new right of preference. If the product exceeds the content of THC to be considered psychoactive, Seller will undertake legal requirements for its disposition
DÉCIMA. PERSONAL. El Vendedor actúa de manera autónoma e independiente, sin sujeción a ningún tipo de subordinación por parte del Comprador. El Vendedor es una persona jurídica independiente y nada de lo aquí contenido será interpretado en el sentido de constituir una relación distinta a la puramente comercial con el Comprador. Entre el Vendedor y el Comprador no existe relación laboral o de subordinación alguna en cuanto a tiempo, modo y sistema de prestación del servicio. En consecuencia, este Contrato se regirá por las normas del derecho civil y comercial.	**TENTH. PERSONNEL.** The Seller acts autonomously and independently, without being subject to any kind of subordination by the Buyer. The Seller is an independent legal entity, and nothing contained herein shall be construed as constituting a relationship other than purely commercial relationship with the Buyer. There is no employment relationship or subordination between the Seller and the Buyer in terms of time, manner and system of provision of the entrusted service. Accordingly, this Agreement will be governed by the rules of civil and commercial law.
Debido a que el Vendedor no es un empleado del Comprador, el Vendedor reconoce que no tiene derecho a los beneficios laborales disponibles para los empleados del Comprador.	Because the Seller is not an employee of the Buyer, the Seller acknowledges that it is not entitled to the labor benefits available to the Buyer's employees.
El Vendedor será exclusivamente responsable del pago de la retribución total pagadera a sus empleados con respecto al objeto de este Contrato, incluyendo los gastos y beneficios asociados con sus empleos.	The Seller shall be exclusively responsible for the payment of the total remuneration payable to its employees with respect to the object of this Agreement, including the expenses and benefits associated with their employment.
El personal que contrate el Vendedor para el desarrollo agronómico y del cumplimiento del presente Contrato debe ser idóneo y conocer de las actividades del cultivo del cannabis, de acuerdo con las capacitaciones brindadas por el comprador. El Comprador podrá validar en cualquier momento la idoneidad del personal	The personnel contracted by the Seller for the agronomic development and compliance with

del Vendedor y solicitar el cambio del mismo en caso de que lo considere necesario.	this Agreement must be suitable and know about the activities of the cultivation of cannabis. The Buyer may validate at any time the suitability of the Seller's personnel and request the change of the same in case he considers it necessary.
DECIMOPRIMERA. OBLIGACIONES DEL VENDEDOR: El Vendedor se obliga a:	**ELEVENTH. DUTIES OF THE SELLER.** The seller undertakes the following duties:
1. Entregar al Comprador como parte de la cosecha, la totalidad del grano y semillas producidas sin reservarse para uso propio o de terceros semillas o material de propagación;	1. To deliver to the Buyer as part of the harvest, all of the grain and seeds produced without being reserved for own use or of third seeds or propagation material;
2. Acogerse y cumplir con todas las obligaciones y deberes establecidos en la ley.	2. To accept and comply with all the obligations and duties established in the law;
3. Dar cumplimiento a lo dispuesto en el Decreto 613 y en las resoluciones 577 y 578 de 2017 del Ministerio de Justicia y del Derecho;	3. Comply with the provisions of Decree 613 and resolutions 577 and 578 of 2017 of the Ministry of Justice and Law;
4. Proteger la mano de obra local dándole empleo preferentemente a las comunidades indígenas y campesinas;	4. Protect local labor by giving preference to indigenous and farmers;
5. Adoptar el plan de cultivo que el Comprador le entregue:	5. Comply with the cultivation plan delivered by Buyer;
6. Llevar el registro de movimientos que trata el artículo 17 de la resolución 577 de 2017;	6. Keep the register of movements mentioned in article 17 of resolution 577 of 2017;
7. Presentar los informes periódicos de que trata el artículo 18 de la resolución 577 de 2017 del Ministerio de Justicia y del Derecho;	7. File the periodic reports referred to in article 18 of resolution 577 of 2017 of the Ministry of Justice and Law;
8. Someter el Producto al control de cannabinoides de que trata el artículo 8 de este Contrato;	8. Submit the Product to the control of cannabinoids referred to in Article 8 of this Agreement;
9. Tener el protocolo propio para la disposición final y la eliminación de los residuos (Decreto. 613/17 art. 2.8.11.2.1.13.)	9. Implement the proper protocol for the final disposal and disposal of waste; (Decree. 613/17 art. 2.8.11.2.1.13.)
10. Adoptar el protocolo de seguridad diseñado por el Ministerio de Justicia y del Derecho, de conformidad con el artículo 2.8.11.10.3.del Decreto 613;	10. Implement the security protocol designed by the Ministry of Justice and Law, in accordance with article 2.8.11.10.3. of Decree 613;
11. Atender el pago de salarios, prestaciones y demás obligaciones que le impone la legislación laboral, como la seguridad social y los parafiscales así como los de carácter civil con los subcontratistas;	11. Pay the salaries, benefits and other obligations imposed by labor legislation, such as social security and parafiscal as well as those of a civil nature with subcontractors;
12. Suministrar al Comprador la flor seca y el grano en las cantidades, tiempos y precios pactados en este Contrato.	
13. Contratar las pólizas de seguro necesarias para garantizar la seguridad del cultivo;	

14. Permitir al Comprador la vigilancia y el control del cultivo y su cosecha así como de todo el desarrollo de la actividad agronómica. En virtud de esta obligación el Comprador podrá ingresar en cualquier momento al área de cultivo del Vendedor y supervisar la operación realizada por este último;
15. Asistir a todas las capacitaciones convocadas por el Comprador implementar todas las recomendaciones indicadas en ellas.

DECIMOSEGUNDA. OBLIGACIONES DEL COMPRADOR. El Comprador se obliga a:

1. Como titular de la licencia de fabricación de derivados de cannabis, dar cumplimiento a las obligaciones emanadas de dicha licencia;
2. Proporcionar al Vendedor la asistencia técnica para hacer crecer los Productos. En particular, el Comprador proporcionará al Vendedor la genética para cultivar los productos y la educación continua sobre las mejores prácticas para el cultivo de los Productos;
3. Suministrarle al Vendedor las semillas feminizadas o esquejes necesarias para poder atender los pedidos realizados al Vendedor en los tiempos y las cantidades requeridas;
4. Pagarle al Vendedor el valor de la respectiva cosecha de conformidad con los términos y condiciones de la cláusula cuarta de este Contrato;
5. Ejercer la supervisión técnica integral de las áreas de cultivo que hacen parte de este Contrato, del cultivo de plantas de cannabis y, en general, de todas las actividades objeto del presente Contrato;
6. Realizar las capacitaciones descritas en el presente Contrato.
7. Atender los requerimientos de asistencia técnica del Vendedor de acuerdo con las necesidades del cultivo.

DECIMO TERCERA. DURACIÓN. El término de este Contrato será válido mientras

12. Provide the Buyer with the dried flower and grain in the quantities, times and prices agreed in this Agreement;
13. Allow the Buyer to monitor and control the crop and its harvest as well as all the development of the agronomic activity. By virtue of this obligation, the Buyer may enter at any time the area of cultivation of the Seller and supervise the operation carried out by the latter;
14. Acquire the insurance policies required to guarantee the security of the crop;
15. Attend all the training sessions convened by the Buyer and implement all the recommendations indicated therein.

TWELFTH. DUTIES OF THE BUYER. The Buyer undertakes the following duties:

1. As holder of the license to produce cannabis derivatives, comply with the obligations arising from said license;
2. Provide the Seller with the technical expertise to grow the Products. In particular, the Buyer shall provide the Seller with the genetics to cultivate the products and the continuing education on the best practices for the cultivation of the Products;
3. Provide the Seller with the necessary feminized seeds or cuttings to be able to meet the orders placed to the Seller in the times and quantities required;
4. Pay the Seller the price for the respective harvest in accordance with the terms and conditions of clause four of this Agreement;
5. To exercise the integral technical supervision of the cultivation areas that are part of this Agreement, of the cultivation of cannabis plants and, in general, of all the activities object of this Agreement;
6. Perform the training described in this Agreement.

que permanezcan vigentes las licencias de cultivo de cannabis no psicoactivo obtenidas por cualquiera de las Partes, salvo que sea terminado con anterioridad conforme a otras estipulaciones aplicables de este Contrato. El presente Contrato podrá ser prorrogado por el mismo periodo mediante acuerdo escrito de las Partes y suscrito con al menos un mes de anticipación antes del comienzo de cada plazo de un año. Cualquiera de las Partes podrá dar por terminado el presente Contrato antes de su vencimiento, sin que de ello derive multa o indemnización a su cargo, enviando una comunicación escrita con 180 días de anticipación a la fecha prevista de terminación. Las Partes por el presente acuerdan que la terminación contemplada en esta cláusula fue expresamente negociada y acordada, y que (i) esta forma de terminación no será considerada injusta, y por lo tanto no constituirá razón alguna para cualquier tipo de indemnización, y (ii) el aviso previo por escrito de 180 días es razonable. No obstante, lo anterior, el presente Contrato podrá darse por terminado con justa causa en cualquiera de los siguientes eventos: 1. Que el Vendedor incumpla lo dispuesto en el Decreto 613 y en las resoluciones 577 y 578 del 2017 del Ministerio de Justicia y del Derecho; 2. Que el Vendedor no de cumplimiento al plan de cultivo que hace parte de este Contrato; 3. Que el Vendedor no someta el Producto al control de cannabinoides de la cláusula 8 de este Contrato (Decreto. 613/17 art. 2.8.11.2.1.13.); 4. Que el Vendedor no tenga el protocolo propio para la disposición final y la eliminación de los residuos(Decreto. 613/17 art. 2.8.11.2.1.11)	7. Attend the technical assistance requirements of the Seller in accordance with the needs of the crop. **THIRTEENTH. TERM.** The term of this Agreement shall be valid during the period in which the non-psychoactive cannabis cultivation licenses issued in favor of the Parties are in force, unless it is terminated in advance pursuant to other applicable provisions of this Agreement. This Agreement may be extended for the same period by written agreement of the Parties and signed at least one month in advance before the beginning of each term of one year. Either Party may terminate this Agreement before its expiration, without resulting in a fine or indemnity at its expense, by sending a written notice to the Seller 180 days in advance of the expected date of termination. The Parties hereby agree that the termination contemplated in this clause was expressly negotiated and agreed, and that (i) this form of termination will not be considered unfair, and therefore will not constitute any reason for any type of compensation, and (ii)) prior written notice of 180 days is reasonable. Notwithstanding the foregoing, this Agreement may be terminated with just cause in any of the following events: 1. Seller fails to comply with the terms and conditions set forth in Decree 613 and resolutions 577 and 578 of 2017 of the Ministry of Justice and Law; 2. Seller does not comply with the cultivation plan that is part of this Agreement; 3. Seller does not submit the Product to the control of cannabinoids of clause 8 of this

5. Que el Vendedor no le entregue al Comprador el Producto en las cantidades, tiempos y precio de conformidad con lo señalado en las cláusulas cuarta y novena de este Contrato;

6. Que el Vendedor no le pague al Comprador el valor de la semilla entregada en los plazos establecidos en este Contrato;

7. Que el Vendedor no le permita al Comprador ejercer la supervisión técnica integral de las áreas de cultivo que hacen parte de este Contrato, del cultivo de plantas de cannabis y, en general, de todas las actividades desde un enfoque de trazabilidad;

8. Que el Comprador incumpla con los pagos de la compra al Vendedor en los tiempos y precios pactados en este Contrato;

9. Que el Comprador incumpla con la asistencia técnica y el acompañamiento al Vendedor y demás obligaciones pactados e este Contrato.

En caso de presentarse alguna de las causales señaladas anteriormente, la parte incumplida tendrá un plazo de quince (15) días para subsanar dicho incumplimiento. En caso que durante este período de tiempo la parte incumplida no subsane el incumplimiento, la parte cumplida podrá dar por terminado el presente Contrato.

DECIMOCUARTA. PREVENCIÓN DE LAVADO DE ACTIVOS Y FINANCIACIÓN DEL TERRORISMO. El Vendedor manifiesta bajo la gravedad de juramento, que los recursos que componen su patrimonio y el de los demás pequeños y medianos cultivadores no provienen de lavado de activos, financiación del terrorismo, narcotráfico, captación ilegal de dineros y en general de cualquier actividad ilícita; de igual manera manifiesta que los recursos recibidos en

Agreement; (Decree. 613/17 art. 2.8.11.2.1.13.)

4. Seller does not have its own protocol for the final disposal and disposal of waste; (Decree. 613/17 art. 2.8.11.2.1.11)

5. Seller does not deliver to the Buyer the Product in the quantities, times and prices set forth in clauses fourth and ninth of this Agreement;

6. Seller does not pay the Buyer the price of the seed delivered within the terms established in this Agreement;

7. Seller does not allow the Buyer to exercise full technical supervision of the cultivation areas that are part of this Agreement, of the cultivation of cannabis plants and, in general, of all the activities from a traceability approach;

8. Buyer fails to comply with the purchase payments to the Seller in the times and prices agreed in this Agreement;

9. Buyer fails to comply with the technical assistance and any other provision included in this Agreement;

In case one of the causes mentioned above occurs, the breaching party will have a period of fifteen (15) days to correct said breach. In the event that during this period of time the breaching party does not remedy such breach, the complying party may terminate this Agreement.

FOURTEENTH. PREVENTION OF MONEY LAUNDERING AND FINANCING OF TERRORISM. Seller states under the seriousness of oath, that the resources that make up its assets and that of the other small

desarrollo de este Contrato, no serán destinados a ninguna de las actividades antes descritas.

Para efectos de lo anterior, el Vendedor autoriza al Comprador, para que consulte los listados, sistemas de información y bases de datos a los que haya lugar para la verificación de este riesgo. De igual manera el Vendedor podrá consultar los sistemas de información y bases de datos para verificar que los dineros de la compra no tengan ese riesgo.

En caso que el Vendedor incumpla cualquiera de las obligaciones señaladas en la presente cláusula, el Comprador tendrá la facultad de dar por terminado el presente y dará el trámite correspondiente al reporte de eventos inusuales y lo pertinente de conformidad a la ley colombiana.

DECIMOQUINTA. SUPERVISIÓN DEL CULTIVO. La supervisión técnica integral de las áreas de cultivo que hacen parte de este Contrato, del cultivo de plantas de cannabis no psicoactivo y, en general, de todas las actividades y desarrollo del proceso, será ejercida por el Comprador o la persona que para estos efectos designe el Comprador.

DECIMOSEXTA. CESION DEL CONTRATO. De conformidad con el parágrafo 1 del artículo 2.8.11.2.1.1 del Decreto 613, cualquier licencia relacionada con el cannabis no puede transferirse, transmitirse o cederse a ningún título y, por tanto, el Vendedor no podrá ceder el presente Contrato.

DECIMOSEPTIMA. INDEMNIDAD. El Vendedor asume toda la responsabilidad por los daños y perjuicios de cualquier naturaleza que se deriven de la ejecución del Contrato, de sus empleados, subcontratistas o subcontratistas de los subcontratistas, hasta por culpa levísima, y en consecuencia se obliga a indemnizar, defender y mantener indemne al Comprador, sus socios, agentes, empleados, contratistas y cualquier persona con la que tenga un vínculo jurídico, por cualquier acción, reclamo, demanda, pérdida, obligación, daño, costos y/o costas, que pueda sufrir, como resultado de

and medium-sized farmers do not come from money laundering, terrorism financing, drug trafficking, illegal collection of money and, in general, any illicit activity; likewise, it states that the resources received in the development of this Agreement will not be used for any of the activities described above.

For purposes of the foregoing, Seller authorizes the Buyer to consult the listings, information systems and databases that may be used to verify this risk. Similarly, Seller may consult he information systems and databases to verify that the money of the purchase does not have that risk.

In the event that Seller fails to comply with any of the obligations set forth in this clause, the Buyer shall have the power to terminate this Agreement and enter the cultivation area to collect all the delivered seeds under this Agreement and, if applicable, take control of the operation and services provided by the Seller.

FIFTEENTH. SUPERVISION OF THE CROP. The technical supervision of the cultivation areas that are part of this Agreement, the crop of non-psychoactive cannabis plants and, in general, of all the activities and process development, will be exercised by the Buyer or the person that for these purposes the Buyer designates.

SIXTEENTH. ASSIGNMENT OF THE AGREEMENT. In accordance with paragraph 1 of article 2.8.11.2.1.1 of Decree 613, the any cannabis license cannot be transferred or assigned under any title and, therefore, the Seller cannot assign this Agreement.

SEVENTEENTH. INDEMNITY. Seller assumes all responsibility for damages of any nature arising from the execution of the Agreement, its employees, subcontractors or subcontractors of subcontractors, even for very *culpa levísima*, and consequently is obliged to indemnify, defend and hold harmless the Buyer,

algún incumplimiento de las obligaciones contractuales o legales surgidas en virtud del contrato, o por cualquier reclamación judicial o extrajudicial por razón de actos u obligaciones que son de su responsabilidad de conformidad con lo dispuesto en este Contrato. El Vendedor se obliga a asumir los gastos, costos expensas, penalidades, multas que con ocasión del Contrato se presenten excepto por aquellas que se deriven de actos de dios o fuerza mayor. En alcance de la responsabilidad va hasta la entrega del producto al comprador. La obligación de indemnidad asumida por las Partes en el Contrato es continua y subsistirá por 1 años contados a partir de su terminación. Cuando el Comprador sea condenado a cualquier pago por las razones antes enunciadas en desarrollo del Contrato, el Vendedor deberá pagar tales valores al Comprador dentro de los diez (10) días siguientes a la notificación que hiciere el Comprador del mismo. En caso contrario, el Comprador podrá descontar tales sumas de las que deba pagar al Vendedor. La presente disposición es igualmente aplicable a aquellos casos en los cuales el Comprador suscriba acuerdos de conciliación o transacción sobre las sumas de dinero que el Comprador resulte obligado a pagar en dichos acuerdos. El Vendedor se compromete a defender al Comprador de todo reclamo judicial o extrajudicial, por las razones antes enunciadas, originado en el desarrollo del Contrato y a reconocer los costos relacionados con dicha defensa, incluidos honorarios de abogado. El Vendedor responderá por los actos de sus empleados y sus subcontratistas como si hubiesen sido causados por el Vendedor. El Comprador solo responderá por daños que sean consecuencia de culpa grave o dolo, imputables a sí mismo. El Vendedor autoriza al Comprador a deducir el valor de los daños que se causan y que están respaldados por el saldo a favor que el Comprador tiene con el Vendedor.	its partners, agents, employees, contractors and any person with whom it has a legal relationship, for any action, claim, demand, loss, obligation, damage, costs and / or costs, that may suffer, as a result of any breach of contractual or legal obligations arising under the contract, or by any judicial or extrajudicial claim due to acts or obligations that are its responsibility in accordance with the provisions of this Agreement. The Seller is obliged to assume the costs, expenses, penalties, fines that arise on the occasion of the Agreement, except for those action derived from acts of god or force majeure. The obligation of indemnity assumed by the Parties to this Agreement is continuous and will subsist for 1 year counted from its termination. When the Buyer is obliged to any payment for the reasons stated above in the performance of the Agreement, Seller shall pay such values to the Buyer within ten (10) days following the notification made by the Buyer thereof. Otherwise, the Buyer may deduct such amounts from which it must pay the Seller. This provision is equally applicable to those cases in which the Buyer enters into conciliation or transaction agreements on the sums of money that the Buyer is obliged to pay in said agreements. The Seller undertakes the obligation to defend the Buyer from any judicial or extrajudicial claim, for the reasons stated above, arising from the performance of the Agreement and to pay the costs related to said defense, including attorney's fees. The Seller will respond for the acts of its employees and its subcontractors as if they had been caused by the Seller. The Buyer shall only be liable for damages resulting from gross negligence or fraud, attributable to itself.

	The Seller authorizes the Buyer to deduct the value of the damages that are caused and that are supported of the balance in favor that the Buyer has with the Seller.
En caso de que por algún evento se les atribuya responsabilidad a cualquiera de las Partes o a sus filiales, afiliadas, subsidiarias o asociadas, ninguna responderá por lucro cesante ni por daños o perjuicios indirectos; y de ser responsable, ante cualquier circunstancia o por daño emergente, su responsabilidad estará limitada al valor del Contrato.	In the event that for any event responsibility is attributed to the Parties, or its affiliates, affiliates, subsidiaries or associates, none will be liable for lost profits or for indirect damages or losses; and to be liable, in case of any circumstance or for emergent damage, its responsibility will be limited to the value of the Agreement.
DECIMOCTAVA CONFIDENCIALIDAD. El Vendedor se obliga a no publicar ni divulgar a ningún tercero, y a no utilizar en beneficio propio o de un tercero o en detrimento del Comprador, la Información Confidencial que conozca en virtud de la ejecución del presente Contrato. Esta obligación permanecerá vigente y en efecto durante todo el término del presente contrato.	**EIGHTEENTH. CONFIDENTIALITY.** The Seller undertakes not to publish or disclose to any third party, and not to use for his own benefit or that of a third party or to the detriment of the Buyer, the Confidential Information known to him by virtue of the execution of this Agreement. This obligation will remain in force and in effect during the entire term of this Agreement and for five (5) more years.
Constituye Información Confidencial, toda información de propiedad del Comprador que no haya sido publicada, incluyendo pero sin limitarse a información verbal o escrita en relación con los negocios, finanzas, impuestos, asuntos legales, programas de computador, ventas, formulas, datos, procesos, métodos, artículos de fabricación, maquinaria, aparatos, diseños, materiales de composiciones, productos, ideas, mejoras, inventos, descubrimientos, trabajo experimental o de desarrollo, trabajo en proceso, planos, o cualquier otro material que pertenezca o esté relacionado con la actividad técnica o comercial del Comprador; obtenida por el Vendedor en reuniones, en correspondencia tanto oficial como no oficial, en conversaciones con la gerencia y demás personal, mediante consultores externos, mediante miembros de organismos y autoridades gubernamentales.	Constitutes Confidential Information, all information of property of the Buyer that has not been published, including but not limited to verbal or written information in relation to business, finance, taxes, legal matters, computer programs, sales, formulas, data, processes, methods, articles of manufacture, machinery, apparatus, designs, materials of compositions, products, ideas, improvements, inventions, discoveries, experimental or development work, work in process, plans, or any other material that belongs or is related to the activity technical or commercial of the Buyer; obtained by the Seller in meetings, in correspondence both official and unofficial, in conversations with management and other personnel, through external consultants, through members of agencies and government authorities.
Al momento de la terminación del presente Contrato, el Vendedor no conservará ni entregará a terceros, sino que devolverá al Comprador todos y cada uno de los planos, dibujos, especificaciones, elementos, notas, libros de notas, memorandos, reportes, estudios, correspondencia y demás documentos y en general todo el material que se relacione con los negocios del Comprador o de terceros sobre la cual el Vendedor esté obligado a mantener	At the time of termination of this Agreement, the Seller will not retain or deliver to third parties, but will return to the Buyer each and every one of the plans, drawings, specifications,

confidencial, y que esté en su poder o bajo su custodia o control.

Se exceptúa del carácter de confidencialidad y reserva aquella información que:

A. La parte receptora pruebe que, al tiempo de su entrega por la parte divulgadora, se encontraba en el dominio público, había sido desarrollada por la parte receptora con anterioridad o fue puesta a su disposición por un medio y dueño legítimo distinto al indicado en este contrato.

B. Con posterioridad a su entrega llegue a ser de dominio público, en cualquier forma que no signifique violación al contenido de este contrato.

C. Sea dada a conocer con la aprobación por escrito de la parte divulgadora o sea divulgada por la parte divulgadora a terceros sin restricciones.

Las disposiciones del presente Contrato no se extienden a ninguna información confidencial que sea requerida por la ley, corte, tribunal, autoridad, organismo regulador o bolsa de valores para ser revelada. Sin embargo, previo a la divulgación que deba hacer la parte receptora, ésta deberá notificar inmediatamente por escrito a la parte divulgadora para que pueda solicitar las medidas necesarias tendientes a impedir o limitar el alcance de la necesidad de divulgar la información confidencial. Al realizar cualquier divulgación bajo este artículo, la parte receptora sólo comunicará la información confidencial estrictamente necesaria para cumplir con el requisito aplicable.

Como el Vendedor pertenece a un grupo indígena y está sujeto a derechos colectivos, mantendrá exclusividad y trato confidencial de sus conocimientos tradicionales, técnicas y saberes sobre el uso medicinal del cannabis..

DECIMONOVEVA. EXCLUSIVIDAD. El Vendedor prestará sus servicios de cultivo de los Productos exclusivamente al Comprador

elements, notes, note books, memoranda, reports, studies, correspondence and other documents and in general all material relating to the Buyer's business or that of third parties over which the Seller is obliged to keep confidential, and which is in its power or under its custody or control.

The following information will not be considered as Confidential Information:

A. Information that the receiving party proves that, at the time of its delivery by the disclosing party, it was in the public domain, had been developed by the receiving party previously or was made available to it by a means and legitimate owner other than that indicated in this Agreement.

B. Information that after its delivery, becomes of public domain, in any way that does not mean a violation of the content of this Agreement.

C. Information that is made known with the written approval of the disclosing party or is disclosed by the disclosing party to third parties without restrictions.

The provisions of this Agreement do not extend to any confidential information that is required by law, court, court, authority, regulatory body or stock exchange to be disclosed. However, prior to the disclosure to be made by the receiving party, the latter must immediately notify the disclosing party in writing so that it may request the necessary measures to prevent or limit the scope of the need to disclose the confidential information. When making any disclosure under this article, the receiving party will only communicate the confidential information strictly necessary to comply with the applicable requirement.

As Seller belongs to an indigenous group and is subject to collective rights, it will maintain exclusivity and confidential treatment of its

durante el término de este Contrato, en las áreas contratadas de mutuo acuerdo y en las que se aplique su plan de cultivo, su genética y sistema de producción.	technical traditional knowledge and knowledge about the medicinal use of cannabis **NINETEENTH. EXCLUSIVITY**. The Seller will provide its services of cultivation of the Products exclusively to the Purchaser during the term of this Agreement.
VIGÉSIMA. NOTIFICACIONES. Cualquier notificación permitida o requerida en virtud de este Contrato deberá ser cursada por escrito o correo electrónico. Las notificaciones entregadas por fax, correo electrónico, courier o mediante entrega por mano a un representante autorizado de la parte a la que está dirigida serán reputadas entregadas en la fecha de la entrega efectiva; estableciéndose, sin embargo, que si dicha entrega efectiva tiene lugar luego de las 15 horas de un día hábil en el lugar donde tiene lugar la entrega o un sábado, domingo o día feriado en el lugar donde tiene lugar la entrega, entonces se entenderá que tal notificación ha sido entregada el siguiente día hábil. Las notificaciones serán entregadas a cada Parte en los domicilios indicados más adelante o en cualquier otro domicilio indicado en una notificación subsiguiente entregada a dicha parte. Todas las notificaciones deberán estar dirigidas a la persona indicada como contacto dentro del presente contrato. Notificaciones al Comprador: Contacto: Juan Fernando Ribero E-Mail: juan@owp.com Dirección notificaciones: Carrera. 9 No. 113-52 oficina 1903 | Torres Unidas 2 | Bogotá D.C. Notificaciones al Vendedor: Jorge Edgar Yalanda Tombe E-mail: medicinamisak@manasr.co Dirección de notificación: Calle 25N No 2E – 415 Casa 3 Popayán- Cauca	**TWENTIETH. NOTICES**. Any notice permitted or required by virtue of this Agreement must be made in writing or by email. Notices delivered by fax, email, courier or by hand delivery to an authorized representative of the Party to which it is addressed will be delivered on the date of actual delivery; establishing, however, that if said effective delivery takes place after 15 hours of a business day in the place where the delivery takes place or a Saturday, Sunday or holiday in the place where the delivery takes place, then it will be understood that such notification has been delivered the next business day. The notifications will be delivered to each Party in the addresses indicated below or in any other address indicated in a subsequent notification delivered to said party. All notifications must be addressed to the person indicated as a contact within this Agreement. Notice to the Buyer: Contact: Juan Fernando Ribero E-Mail: juan@owp.com Address: Carrera. 9 No. 113-52 Office 1903 | United Towers 2 | Bogota D.C.
VIGESIMOPRIMERA. LEY APLICABLE Y RESOLUCIÓN DE CONTROVERSIAS. Este Contrato será interpretado y ejecutado conforme mediante notificación a las leyes de Colombia (sin tomar en consideración las normas de conflictos de leyes contempladas en dichas leyes).	Notice to the Seller: Jorge Edgar Yalanda Tombe E-Mail: medicinamisak@manasr.co Address: Calle 25N No 2E – 415 Casa 3 Popayán- Cauca **TWENTY-FIRST. APPLICABLE LAW AND DISPUTE RESOLUTION**. This

La jurisdicción territorial para entender cualquier disputa entre las partes serán los tribunales competentes en Popayan – Cauca - Colombia.	Agreement will be interpreted and executed in accordance with the laws of Colombia (without taking into consideration the rules of conflict of laws contemplated in said laws).
Cualquier diferencia relacionada con la ejecución, interpretación, validez, cumplimiento o cualquier otra, que surja entre las Partes relativas a este acuerdo y que las Partes no puedan resolver de común acuerdo, se resolverán por un Tribunal de Arbitramento, de acuerdo con las siguientes reglas:	The territorial jurisdiction to understand any dispute between the parties will be the competent courts in Cauca, Colombia.
a) El Tribunal de Arbitramento estará integrado por un (1) árbitro, que será ciudadano colombiano y abogado.	Any difference related to the execution, interpretation, validity, compliance or any other, that may arise between the Parties related to this agreement and that the Parties cannot resolve by mutual agreement, shall be resolved by an Arbitration Tribunal, in accordance with the following rules:
b) El árbitro será designado por la Cámara de Comercio del Cauca.	a) The Arbitration Tribunal will be composed of one (1) arbitrator, who will be a Colombian citizen and lawyer.
c) La convocatoria, constitución y trámite se regirán por el Reglamento establecido por la Cámara de Comercio del Cauca.	b) The arbitrator will be appointed by the Chamber of Commerce of Cauca.
d) El idioma para la convocatoria, constitución, trámite y procedimiento será el español.	c) The call, constitution and procedure will be governed by the Regulation established by the Chamber of Commerce of Cauca.
e) El Tribunal fallará en derecho y aplicará como norma sustancial la ley colombiana.	d) The language for the convocation, constitution, procedure and procedure will be Spanish.
f) El Tribunal tendrá su sede en la ciudad de Popayán en la Cámara de Comercio del Cauca.	e) The Court will rule in law and will apply Colombia's law as a substantial rule.
Para efecto de las notificaciones a que haya lugar, se tendrán en cuenta las direcciones establecidas en el presente Contrato. En lo no previsto se aplicará las normas vigentes en Colombia.	f) The Court will have its headquarters in the city of Popayan, in the Chamber of Commerce of Cauca.
VIGESIMOSEGUNDA. RENUNCIA A DERECHOS. La falta de ejercicio por cualquiera de las Partes de su derecho a exigir los derechos que le corresponden en virtud del presente Contrato no constituirá una renuncia a dichos derechos ni a cualquier otro derecho conferido sobre dicha parte o de los que dicha parte es titular.	For the purpose of providing any notice, the addresses established in this Agreement will be taken into account. In the unforeseen, the regulations in force in Colombia will be applied. **TWENTY-SECOND. WAIVER OF RIGHTS**. The lack of exercise by any of the Parties of their right to demand their rights

Si se inician acciones legales entre las partes con respecto a sus respectivos derechos y obligaciones en virtud del presente Contrato, la parte vencedora tendrá derecho a recuperar los gastos y honorarios razonables de sus abogados incurridos en la consecución y defensa de sus derechos y obligaciones emergentes del presente.	under this Agreement shall not constitute a waiver of such rights or any other right conferred on that party or of those that such party owns. If legal actions are initiated between the parties with respect to their respective rights and obligations under this Agreement, the winning party shall be entitled to recover the reasonable expenses and fees of its attorneys incurred in the attainment and defense of its rights and obligations arising from the I presented.
VIGESIMOTERCERA. MODIFICACIONES Y RENUNCIAS. Este Contrato solo podrá ser modificado o reformado por escrito firmado por ambas Partes. Cualquiera de las Partes en cualquier momento puede renunciar a cualquier término o condición de este Contrato que haya sido establecida en su solo beneficio, pero tal renuncia no será efectiva a menos que conste en un documento escrito debidamente suscrito por un representante autorizado. Ninguna renuncia por cualquiera de las Partes de cualquier término o condición de este Contrato será interpretada como una renuncia de cualquier otro término o condición o del mismo término o condición en cualquier ocasión futura.	**TWENTY-THIRD. AMENDMENT AND WAIVERS.** This Agreement may only be modified or amended in writing signed by both Parties. Either Party may at any time waive any term or condition of this Agreement that has been established in its sole benefit, but such waiver shall not be effective unless it is recorded in a duly written document signed by an authorized representative. No waiver by either Party of any term or condition of this Agreement shall be construed as a waiver of any other term or condition or of the same term or condition at any future time.
VIGESIMOCUARTA.MÉRITO EJECUTIVO. Las Partes acuerdan que las obligaciones señaladas en el presente Contrato prestan mérito ejecutivo, con lo cual, cada una de ellas se obliga al pago incondicional y renuncia de antemano a cualquier tipo de requerimiento judicial, privado o administrativo o de constitución en mora al que haya lugar por su incumplimiento y faculta a la otra parte a hacer exigible el mismo por la vía ejecutiva.	**TWENTY-FOURTH. EXECUTIVE TITLE.** The Parties agree that the obligations set forth in this Agreement provide executive merit, and thus, each of the Parties is obliged to unconditional payment and waives in advance any type of judicial, private or administrative order or constitution in default to the one that has place for its breach and empowers the other party to enforce the same by the executive.
VIGESIMOQUINTA. CLÁUSULA PENAL. En caso de incumplimiento de las obligaciones previstas en este Contrato, la parte que incumple pagará a la otra la suma de US10,000, la cual será exigible de manera inmediata a partir de su causación, lo cual prestará mérito ejecutivo. Es entendido que cláusula penal aquí prevista es de apremio, de manera que el cobro de la misma no excluye ni impide a las partes exigir el cumplimiento de la obligación principal ni el cobro de la totalidad de los	**TWENTY-FIFTH. PENALTY CLAUSE.** In the event of breach of the obligations set forth in this Agreement by the Seller, Seller shall pay the Buyer, by way of penalty, the sum of US$20,000, which shall be due immediately from its causation, which will lend executive

perjuicios ocasionados con el incumplimiento de las obligaciones respectivas.

En el caso de las obligaciones establecidas en el primer número de la cláusula undécima, el Vendedor deberá reconocer al Comprador la suma de US$10 por cada semilla o clon faltante, y excluirá la suma de US$ 10,000 considerada como penalización en el párrafo anterior.

VIGESIMOSEXTA. PROPIEDAD INTELECTUAL. Las Partes se comprometen a no utilizar de cualquier forma la propiedad intelectual de las Partes para cualquier propósito diferente al cumplimiento de este Contrato, así como a no utilizar los nombres comerciales, marcas comerciales o marcas de servicios de las Partes en cualquier forma de publicidad ni a divulgar al público cualquier información relativa a los Productos, ni a revelar o publicitar de cualquier otra forma sin el consentimiento previo escrito de la otra Parte.

Para efectos de este Contrato, propiedad intelectual se entiende como todos los derechos de propiedad intelectual e industrial de cualquier tipo o naturaleza, incluyendo pero sin limitarse a todas las (i) variedades genéticas propiedad del Comprador; (ii) invenciones, patentes, solicitudes de patente, divulgación de patentes, divisiones, sustituciones, extensiones y mejoras a las mismas; (iii) signos distintivos, derechos de marca, marcas de servicios, nombres, nombres corporativos, nombres comerciales, nombres de dominio, logotipos, slogans, imagen comercial, y otras designaciones similares de fuente u origen, junto con el goodwill simbolizado por cualquiera de los anteriores de ser aplicables y (vi) secretos empresariales y toda otra información confidencial, información comercial y secretos comerciales (incluyendo información de precios y costos, planes de negocio y mercadeo, y listas de clientes y proveedores), know-how (incluyendo información de técnicas, investigación y desarrollo de cannabis psicoactivo y cannabis no psicoactivo), invenciones, procesos de propietario, formulas, modelos y metodologías.

merit. It is understood that this penalty clause envisaged here is for enforcement, so that the collection thereof does not exclude or prevent the Buyer from demanding compliance with the main obligation or the collection of all the damages caused by the breach of the respective obligations.

In case the obligations set forth in the first numeral of the eleventh clause, the Seller shall acknowledge to the Buyer the sum of US$10 for each missing seed or clone, and exclude the sum of US$10,000 considered as a penalty in the previous paragraph.

TWENTY – SIXTH. INTELLECTUAL PROPERTY. Parties agrees not to use the other Party's intellectual property in any way for any purpose other than compliance with this Agreement, and not to use the other Party's trade names, trademarks or service marks in any form of advertising or to disclose to the public any information regarding the Products, nor to reveal or advertise in any other way without the prior written consent of the other Party.

For purposes of this Agreement, intellectual property is understood as all intellectual and industrial property rights of any type or nature, including but not limited to all (i) genetic varieties owned by the Buyer; (ii) inventions, patents, patent applications, patent disclosure, divisions, substitutions, extensions and improvements thereto; (iii) distinctive signs, trademark rights, service marks, names, corporate names, trade names, domain names, logos, slogans, commercial image, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing if applicable and (vi) business secrets and all other confidential information, commercial information and trade secrets (including price and cost information, business and marketing plans, and lists of customers and suppliers), know-how (including information of techniques, research and development of psychoactive cannabis and non-psychoactive

Como el Vendedor es un grupo indígena, todo acto que involucre los conocimientos tradicionales, las expresiones culturales, y los recursos genéticos será utilizado bajo los parámetros de la Organización Mundial de la Propiedad Intelectual OMPI y bajo la autorización previa del V endedor.	cannabis), inventions, owner processes, formulas, models and methodologies. As Seller is an indigenous group, any act that involves traditional knowledge, cultural expressions, and genetic resources will be used under the parameters of the World Intellectual Property Organization WIPO and under the prior authorization of the Seller.
VIGESIMOSEPTIMA. USO DE MARCA. El Vendedor por medio del presente Contrato otorga al Comprador, el permiso para usar el término Manasr Misak en los documentos, en sus productos fabricados en razón y vigencia de este Contrato. Este uso no se extiende a un tercero que quiera usar el nombre Manasr Misak en productos para el consumidor final. Las Partes acordarán anualmente una suma económica a ser aportada por cada una al proyecto de clínica Manasr para uso medicinal del cannabis.	**TWENTY – SEVENTH. BRAND USE.** The Seller, by means of this Agreement, grants Buyer the permission to use the brand Manasr Misak in the documents, its finished products manufactured for and during the term of this Agreement. This use does not extend to third parties that may want to use the Manasr Misak in products to the end consumer. The Parties will agree annually on an amount to be contributed and that will be allocated to the Manasr Clinic for medicinal use of cannabis.
VIGESIMOCTAVA. COMPROMISO ADICIONAL. Durante la vigencia del presente Contrato, el Comprador acompañará y asistirá al Vendedor en la consecución de créditos para el desarrollo de su negocio, tanto con instituciones financieras como proveedores.	**TWENTY – EIGHTH. ADDITIONAL COMMITMENT.** During the term of this Agreement, Buyer will assist the Seller in the attainment of credits for the development of its business, with financial institutions and suppliers.
VIGESIMONOVENA. ACUERDO COMPLETO. Este Contrato y sus modificaciones posteriores contienen el acuerdo completo de las partes en relación con el objeto del mismo y prevalece sobre cualquier discusión, documento, propuesta o acuerdo anterior.	**TWENTY – NINTH. COMPLETE AGREEMENT.** This Agreement and its subsequent amendments contain the entire agreement of the parties in relation to the object thereof and prevails over any previous discussion, document, proposal or agreement.

En constancia de lo anterior, el presente Contrato se suscribe a los 17 días del mes de mayo del año 2019, en dos ejemplares del mismo tenor y efecto, uno con destino a cada parte.

El Comprador	El Vendedor
/s/ Juan Fernando Ribero Trujillo	/s/ Jorge Edgar Yalanda Tombe
Juan Fernando Ribero Trujillo	Jorge Edgar Yalanda Tombe
C.C. No.: 19.373.929	C.C. No.: 10.721.396
ONE WORLD PHARMA S.A.S.	**PHARMA INDIGENA MISAK MANASR S.A.S.**

Anexo Ejemplo ilustrativo de la metodología para definir precios de compra